Exhibit 10.19

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of the          day of         , 20        , (hereinafter called the “Date of Grant”), between Team Health Holdings Inc., a Delaware corporation (hereinafter called the “Company”), and                      (hereinafter called the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Team Health Holdings Inc. 2009 Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the restricted stock award provided for herein (the “Restricted Stock Award”) to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Restricted Shares. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a Restricted Stock Award consisting of                      Shares (hereinafter called the “Restricted Shares”). The Restricted Shares shall vest and become nonforfeitable in accordance with Section 2 hereof.

2. Vesting

(a) Subject to the Participant’s continued service on the board of directors of the Company (“Board Service”), the Restricted Shares shall vest and become non-forfeitable with respect to thirty-three and one-third percent (33.333%) of the Restricted Shares on each of the first, second, and third anniversaries of the Grant Date.

(b) If the Participant’s Board Service with the Company is terminated for any reason, all Restricted Shares, to the extent not previously vested, shall be forfeited by the Participant without consideration.

(c) Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change of Control, the Restricted Shares shall, to the extent not then vested and not previously forfeited, immediately become fully vested.

3. Certificates. Certificates evidencing the Restricted Shares shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the vesting of such Restricted Shares pursuant to Section 2; and no certificates shall be issued for fractional Shares. Notwithstanding the foregoing, the Company may elect to recognize the Participant’s ownership through uncertificated book entry. To the extent required by the Company, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Shares that have not previously vested.

4. Rights as a Stockholder. The Participant shall be the record owner of the Restricted Shares until or unless such Restricted Shares are forfeited pursuant to Section 2 hereof, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares; provided that (i) any cash or in-kind dividends paid with respect to the Restricted Shares which have not previously vested shall be withheld by the Company and shall be paid to the Participant only when, and if, such Restricted Shares shall become vested pursuant to Section 2, and (ii) the Restricted Shares that have not previously vested shall be subject to the limitations on transfer and encumbrance set forth in Section 7. As soon as practicable following the vesting of any Restricted Shares pursuant to Section 2, certificates for the Restricted Shares which shall have vested shall be delivered to the Participant or to the Participant’s legal guardian or representative along with the stock powers relating thereto.

5. Legend on Certificates. To the extent applicable, all certificates (or book entries) representing the vested Restricted Shares delivered to the Participant as contemplated by Section 4 above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates (or notations made next to the book entries) to make appropriate reference to such restrictions.

6. No Right to Continued Board Service. The granting of the Restricted Shares evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the Board Service of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Board Service of such Participant

7. Transferability. The Restricted Shares may not, at any time prior to becoming vested pursuant to Section 2, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Shares, their grant or vesting or any payment or transfer with respect to the Restricted Shares and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

9. Securities Laws. Upon the vesting of any Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws.

12. Restricted Stock Award Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Stock Award and the Restricted Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the day and year first above written.

Team Health Holdings Inc.

Name: Heidi S. Allen
Title: Senior VP and General Counsel

Participant

Name: